Exhibit 10.1

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

between

F&M Film- und Medien Beteiligungs GmbH, a limited liability company organized under the laws of Austria, with its registered seat (Sitz) in 1010 Wien, Wollzeile 6/8, Austria and registered with the company register (Firmenbuch) under docket number FN 267730 x.

- hereinafter referred to as "Seller" -

and

Genius Brands International, Inc., a corporation incorporated under the laws of Nevada with its registered office at 190 North Canon Drive, Floor 4, Beverly Hills, CA 90210, USA

- hereinafter referred to as "Purchaser" -

- hereinafter referred to individually as "Party" and together as "Parties"

Table of Contents

Preamble		1
1.	SALE OF SHARES; PURCHASE PRICE	1
2.	TRANSFER of Sale SHARES and Compensation Shares	2

3.	SELLER GUARANTEEs	2
4.	REMEDIES AND LIMITATIONS ON LIABILITY	3
5.	purchaser guarantees	4
6.	further undertaking	4
7.	confidentiality	4
8.	Miscellaneous	5

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Preamble

(A)	The Seller holds 6,996,480 of the registered shares in Your Family Entertainment Aktiengesellschaft (Aktiengesellschaft) registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Munich under docket number HRB 164992 with registered address at Nordendstraße 64, 80801 München (the "Target"). The shares of the Seller are held in two depository accounts in the name of the Seller with UniCredit Bank Austria AG as follows: 1,383,333 shares in a depository account with the number 50662 047 072 and 5,613,147 shares in a depository account with the number 50662 047 073.

(B)	The registered share capital of the Target amounts to EUR 10,457,730.00 and is divided into 10,457,730 no-par-value registered shares (each a "Share" and together the "Shares"). The Shares are admitted for listing to the Regulated Market (General Standard) of the Frankfurt Stock Exchange and traded under ISIN DE000A161N14.

(C)	The Seller intends to sell and transfer 3,000,000 Shares ("Sale Shares") to the Purchaser. The Purchaser intends to purchase and accept transfer of such Sale Shares (the "Transaction").

(D)	The Seller has delivered to the Purchaser evidence to the Purchaser’s reasonable satisfaction of the release of the Sale Shares from the security interest in such Sale Shares held by Bank Austria AG and the termination of such security interest in the Sale Shares.

(E)	The Purchaser is a corporation which shares of common stock are listed on Nasdaq under the symbol GNUS (ISIN US37229T3014).

Now, therefore, the Parties agree by this agreement ("Agreement") as follows:

1.	SALE OF SHARES; PURCHASE PRICE

1.1	The Seller hereby sells the Sale Shares to the Purchaser. The Purchaser hereby accepts such sale. The Sale Shares shall be transferred by the Seller to the Purchaser in accordance with Clause 2 below.

1.2	The Purchaser shall be entitled to all ancillary rights attaching to the Sale Shares, including, without limitation, the right to receive dividends for the current financial year of Target.

1.3	The purchase price (hereinafter the "Purchase Price") for the Sale Shares amounts to a value of EUR 2.00 (in words: two Euro) per Sale Share, amounting to a total value of EUR 6,000,000.00 (in words: six million Euro). One part of Purchase Price in the amount of EUR 3,000,000.00 (in words: three million Euro) shall be paid in cash to the Seller (the "Cash Purchase Price"). For the remaining Purchase Price in the amount of EUR 3,000,000.00 (the "Remaining Purchase Price") the Seller shall receive 2,185,355 shares of common stock of the Purchaser ("Compensation Shares").

1.4	The Remaining Purchase Price was converted into USD at the reference exchange rate of EUR vs. USD published by the European Central Bank on the day prior to signing of this Agreement on the internet page of the European Central Bank (https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html) i.e. EUR 1.00 = USD 1.1291 If on the day prior to signing no exchange rate was published by the European Central Bank, the next previous day of the signing was essential. The USD amount of the Remaining Purchase Price therefore equals to USD 3,387,300.

1.5	The number of the Compensation Shares was calculated as follows:

The Remaining Purchase Price, as converted into USD in accordance with Clause 1.3 of this Agreement, shall be divided by the volume weighted average of the Nasdaq stock price as provided on Bloomberg (ticker 1.55, function: "VWAP", calculation: "Bloomberg Definition") of the Compensation Shares in USD with the 30 day average price prior to signing (the "Compensation Share Price"). If on the previous day to signing no trading on Nasdaq took place, the next previous trading day of the signing was essential. A fractional number of Compensation Shares was rounded up to the next whole number.

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1.6	The Cash Purchase Price of EUR 3,000,000.00 shall become due and payable by the Purchaser to the Seller’s Account without any deductions and in clear funds (as defined below in Clause 2.2) within 2 (two) Business Days after signing of the Agreement against delivery of the Sale Shares. The Compensation Shares shall be issued and transferred to the Seller immediately after receipt of the Sale Shares by the Purchaser.

2.	TRANSFER of Sale SHARES and Compensation Shares

2.1	Subject to the payment of the Cash Purchase Price, the Seller hereby transfers (übereignet) the Sale Shares and the title in the Sale Shares together with its co-title to the global share certificate which is in collective safe custody at Clearstream to the Purchaser, who accepts this transfer. This transfer includes any and all (membership) rights associated with, or otherwise pertaining to, the Sale Shares, including the right to receive dividends. The Seller and the Purchaser agree on the settlement of the transfer of the Sale Shares and of the title in the Sale Shares via Clearstream by way of matching instructions payment against delivery.

2.2	The transfer and the assignment shall be made to the Purchaser concurrently (Zug-um-Zug) with payment of the Cash Purchase Price to the Seller's bank account at UniCredit Bank Austria AG, IBAN account no. AT75 1200 0506 6204 7052 (the "Seller’s Account") against delivery of the Sale Shares to the Purchaser’s depot account no. U7011052 with Interactive Brokers. All costs and charges relating to the bank transfer shall be borne by the Purchaser.

2.3	The Seller and the Purchaser agree to irrevocably instruct both banks immediately after signing this Agreement to transfer the Sale Shares against payment of the Cash Purchase Price.

2.4	The Purchaser herewith agrees to deliver the Compensation Shares immediately, but in any event no later than two business days, following the transfer and assignment of the Sale Shares, free and clear of all liens, claims and encumbrances as well as of all costs and rights of third parties, in book entry form to the Seller's securities account at Computershare. Should the Seller decide to transfer the Compensation Shares to an account at another bank of the Seller’s choice, be it while the restrictions of Rule 144 of the United States Securities Act of 1933, as amended from time to time (the “Securities Act”) still apply or thereafter, the Purchaser shall use commercially reasonable efforts to facilitate such transfer where necessary and/or reasonably helpful to the Seller.

2.5	The Parties shall take all further actions and render all necessary declarations required for the transfer of the Sale Shares and the Compensation Shares from the Seller to the Purchaser and vice versa.

2.6	Alternative technical provisions on assignment of the Sale Shares and/or the Compensation Shares may be agreed between the Parties to facilitate a swift transfer.

3.	SELLER GUARANTEEs

The Seller hereby guarantees to the Purchaser, subject to the requirements and limitations provided for in this Agreement, by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 Para. 1 of the German Civil Code (BGB) that the statements set forth in (A), (B) and (D) of the Preamble (the “Seller Guarantees”) are correct as of the date of this Agreement and as of the date the transfer is effected in accordance with (A), (B) and (D) of the Preamble (the “Transfer Date”), it is to be understood that such statements shall not constitute quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Section 443 Para. 1, 444 BGB:

3.1	The Seller has been duly incorporated and validly exists as a company under the laws of Austria.

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3.2	The Seller is the legal and beneficial owner of the respective Sale Shares and has the power to sell and transfer the Sale Shares. Upon delivery of the Sale Shares, the Seller will transfer good and valid title to the Sale Shares free and clear of any pledge, lien, security interest, claim or other encumbrances or third-party rights.

3.3	The execution and performance by the Seller of this Agreement and the consummation of the transaction contemplated thereby are within the respective corporate powers of the Seller and have been duly authorized by all necessary corporate action on part of the Seller.

3.4	The Purchaser acknowledges that, except for the guarantees expressly set forth in this Agreement, the Seller does not give any other (express or implied) guarantees, representations or warranties of any nature.

3.5	The Compensation Shares to be received by the Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same other than pursuant to an appropriate exemption from registration under applicable law. By executing this Agreement, the Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Compensation Shares. For the avoidance of doubt, nothing in this Clause 3.5 shall prevent the Seller to sell the Compensation Shares or any part thereof on its own account and in accordance with applicable law. However, Clause 3.7 applies.

3.6	The Seller believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Compensation Shares. The Seller further represents that the Seller has had adequate opportunity to obtain from representatives of the Purchaser such information, in addition to the representations set forth in this Agreement, as is necessary to evaluate the merits and risks of the Seller’s investment in the Compensation Shares. The Seller has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Compensation Shares to be issued to the Seller pursuant to the terms of this Agreement and to make an informed investment decision with respect to such investment.

3.7	The Seller represents that it is a corporation, not formed with the specific purpose of acquiring the Compensation Shares, with total assets in excess of USD 5,000,000. In this connection, the Seller represents that the Seller understands that under Rule 144 of the Securities Act, the Compensation Shares must be held for at least six months after purchase thereof from the Purchaser prior to resale.

3.8	The Seller understands that the Compensation Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Compensation Shares or an available exemption from registration under the Securities Act, the Compensation Shares must be held indefinitely. In particular, Seller is aware that the Compensation Shares may not be sold pursuant to Rule 144 of the Securities Act unless all of the applicable conditions of that Rule are met.

4.	REMEDIES AND LIMITATIONS ON LIABILITY

4.1	If and to the extent any of the Seller Guarantees set forth in Clause 3 is incorrect, the Seller shall put the Purchaser in such position as the Purchaser would have been in had the relevant Seller Guarantee been correct (Restitution in Kind - Naturalrestitution) within a period of 30 Business Days of written notice by the Purchaser of such breach of guarantee.

4.2	If and to the extent a restitution in kind as contemplated in Clause 4.1 is impossible, or insufficient to fully compensate the Purchaser, the Seller shall pay monetary damages (Schadensersatz in Geld) to the Purchaser. The compensation of internal administrative or overhead costs indirect or consequential damages or lost profits is, however, excluded.

4.3	The Purchaser acknowledges that, except for the guarantees expressly set forth in this Agreement, the Seller does not give any other (express or implied) guarantees, representations or warranties of any nature.

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4.4	The Parties agree that the remedies for a breach of Seller Guarantees provided for in this Agreement shall be the exclusive remedies available to the Purchaser in the event of a breach of a Seller Guarantee and that such remedies shall supersede and replace any statutory buyer’s rights, warranties or guarantees under applicable law in as much as legally permissible. This shall apply in particular, without limitation, to claims under pre-contractual fault pursuant to Section 311 Para. 2 and 3 BGB (culpa in contrahendo), breach of contract (Verletzung einer Pflicht aus dem Schuldverhältnis), claims for reduction of the Purchase Price (Minderung), rights of rescission (Rücktritt) and liability in tort (Delikt).

4.5	All claims of the Purchaser under this Agreement shall become time-barred 24 months after the date the transfer is effected in accordance with Clause 3. Section 203 BGB shall not apply.

5.	purchaser guarantees

The Purchaser hereby guarantees to the Seller by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 Para. 1 BGB (the Purchaser Guarantees) that the statements set forth in this Clause 5 are correct as of the date of this Agreement and as of Transfer Date, it being understood that such statements shall not constitute quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Section 443 Para. 1, 444 BGB:

5.1	The Purchaser has been duly incorporated and is validly existing as corporation under the laws of Nevada.

5.2	The Purchaser has the power to issue, sell and transfer the Compensation Shares. Upon delivery of the Compensation Shares, the Purchaser will transfer good and valid title to the Compensation Shares free and clear of any pledge, lien, security interest, claim or other encumbrances or third-party rights. Upon registration of the Compensation Shares (or exemption of the registration requirement) and subject to Rule 144 of the Securities Act, the Compensation Shares are freely tradeable by the Seller.

5.3	The execution and performance by the Purchaser of this Agreement and the consummation of the Transactions contemplated thereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on part of the Purchaser.

5.4	If and to the extent any of the Purchaser Guarantees set forth in the preceding sub-paragraphs of this Clause 5 is incorrect, the Purchaser shall indemnify and hold the Seller harmless pursuant to Clause 4 accordingly.

6.	further undertaking

The Purchaser hereby undertakes to take all reasonable commercial efforts to procure customary registration rights of the Compensation Shares (including via customary “piggyback” rights in favor of the Seller) or exemption therefrom in order to effect the full disposability of the Compensation Shares, subject to the requirements of Rule 144 of the Securities Act. The Purchaser undertakes to cooperate in a timely manner with respect to the removal of any restrictive legends in accordance with Rule 144 (including providing a reasonable opinion of Purchaser’s counsel, if necessary, to its transfer agent with respect to removal of such restrictive legends in compliance with applicable law at no cost to the Seller).

7.	confidentiality

7.1	The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are publicly known, or disclosure is required by law, regulation or any court or administrative authority. In case a disclosure is required by law, regulation (including stock exchange regulations and accounting rules) or any court or administrative authority, the Parties shall, to the extent possible and practicable, inform each other prior to such disclosure and shall limit any disclosure to the minimum required. The preceding sentences do not apply to any disclosure, announcement or notification that is required to be made by the Seller pursuant to the German Securities Trading Act (WpHG) and/or the market abuse regulation (Marktmissbrauchsverordnung) number 596/2014 or any communication the Seller may make towards its affiliates, its financing banks or its professional advisors or towards the investors of its direct or indirect shareholders.

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7.2	In the unlikely event that this Agreement is terminated prior to occurrence of the transfer in accordance with Clause 2, each Party undertakes to keep confidential all information received from the respective other Party in connection with the transactions contemplated by this Agreement and to return all documents and information embodied otherwise which it has received from the other Party, together with any copies thereof and to destroy all documents and information embodied it otherwise produced based on information received from the Seller, unless such information is in the public domain without breach of a confidentiality obligation towards the other Party. The Parties shall not be entitled to any retention right with respect to such documents or information.

7.3	The Seller shall be authorized to issue a press release or similar public announcement related to the transactions contemplated in this Agreement.

8.	Miscellaneous

8.1	Business Day shall mean any day on which banks in Frankfurt/Main are open for business.

8.2	This Agreement shall be governed by German law. The Vienna United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

8.3	Where the English wording of this Agreement is followed by a German wording in brackets and in italics, the German wording shall prevail.

8.4	All disputes arising out of or in connection with this Agreement or its validity shall be finally settled under the Rules of Arbitration of German Institution of Arbitration (DIS), without recourse to the ordinary courts of law, by three arbitrators appointed in accordance with said rules. The place of arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English, provided that evidence may also be submitted in the German language. The applicable substantive law is Germany.

8.5	In the event that applicable mandatory law requires any matter arising out of or in connection with this Agreement or its validity to be decided by an ordinary court of law, the competent courts in Munich, Germany, shall have the exclusive jurisdiction.

8.6	Any amendment, supplementation (Ergänzung) or suspension (Aufhebung) of this Agreement, including of this provision, shall be valid only if agreed in writing, except where notarisation or any other stricter form is required under applicable law.

8.7	Each Party shall bear its own costs and expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any and all professional fees and charges of its advisors. Any transfer taxes and similar domestic or foreign taxes, duties or other charges or cost, including any bank fees, resulting from or relating to the execution and consummation of this Agreement shall be borne by the Purchaser.

8.8	If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards subject-matter, extent (Maß), time, place and scope (Geltungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lücke) in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

December 1, 2021	/s/ Stefan Piech
F&M Film- und Medien Beteiligungs GmbH

December 1, 2021	/s/ Michael Jaffa
Genius Brands International, Inc.

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